EXHIBIT 99.1

FOR IMMEDIATE RELEASE
———————–
July 16, 2004

IPEC Holdings Inc. Reports Second-Quarter Revenue Growth of 37% with Net Income Increasing 81%

During the quarter, the Company consummated two separate sale leaseback transactions and increased its cash plus excess borrowing availability to $3.7 million

NEW CASTLE, PA, July 16, 2004, IPEC Holdings Inc. (“IPEC”) (OTC: IPEC) today announced its results for the second quarter ended June 30, 2004. Net income available to common shares for the second quarter of 2004 was $0.06 per share.

2004 SECOND QUARTER FINANCIAL HIGHLIGHTS

•	Net income available to common shares for the second quarter of 2004 increased 81% to $590,287 from $326,235 in the second quarter of 2003.

•	Operating Income for the 2004 second quarter increased 69% to $1,119,845 from $663,762 for the 2003 second quarter.

•	Revenues increased to $6.3 million for the quarter, a 37% increase in relationship to the comparable quarter in 2003.

During the second quarter of 2004, the Company completed the sale of its two primary production facilities under a sale leaseback arrangement. The sale resulted in $3.3 million of available cash flow for the Company which was used to fund a 35,000 square foot warehouse expansion and initially pay down the Company’s demand line of credit to the extent of $0.9 million and $2.4 million, respectively. Shawn C. Fabry, the Company’s Chief Financial Officer, remarks “With the consummation of this transaction, we believe that the Company has secured the liquidity to withstand unexpected short-term volatility in our markets while providing the Company with the financial resources to market our superior service, fabrication and cost structure as vehicles to continue increasing our market share.”

Commenting on IPEC’s financial performance during the recent quarter, Joseph Giordano, Jr, Chief Executive Officer stated, “The Company’s second quarter results reflect a combination of our continued penetration into the US Closure markets and cost savings realized through volume efficiencies and other Company directed initiatives.” In addition, Mr. Giordano notes, “Given our historical performance of consistent revenue growth, our assessment of the markets in which we compete and other relevant factors, we believe that our stock, currently trading at a 12:1 price to 2004 estimated earnings ratio, remains undervalued in the marketplace.” Looking forward to the remainder of 2004, the Company expects its 2004 fiscal earnings per share to be in the range of $0.12 to $0.14 per common share, barring the occurrence of any unforeseen or unusual conditions affecting the industry.

ABOUT IPEC HOLDINGS INC.:

IPEC Holdings Inc. manufactures and sells tamper evident plastic closures.  These closures are predominantly used in the bottling of non-carbonated beverages including bottled water, milk, fruit and sports drinks.  The Company also designs and manufactures equipment for the bottling industry.  IPEC’s customer base primarily consists of dairy and bottled water manufacturers both domestically and internationally. The Company’s two principal manufacturing facilities are located in the United States of America in Pennsylvania and Alabama.

FOR ADDITIONAL INFORMATION CONTACT:

Shawn C. Fabry
Chief Financial Officer

185 Northgate Circle
New Castle, PA 16105
Website: www.ipec.biz
Phone: (724) 658-3004
Fax: (724) 658-3054

FORWARD-LOOKING STATEMENTS:

Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about IPEC’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

IPEC HOLDINGS INC. UNAUDITED FINANCIAL RESULTS

	Q204	Q203	YTD04	YTD03

Sales	$6,319,511	$4,613,332	$10,726,202	$7,793,905

Operating expenses:
Cost of goods sold	4,377,949	3,213,350	7,704,868	5,689,414
Selling	348,676	382,347	581,516	705,690
General and administrative	473,041	353,873	943,298	771,201

Operating expenses	5,199,666	3,949,570	9,229,682	7,166,305

Operating income	1,119,845	663,762	1,496,520	627,600

Non-operating expense (income):
Interest expense	116,834	149,660	242,486	300,846
Other expense (income)	18,967	(2,383)	17,141	(3,680)

Non-operating expenses	135,801	147,277	259,627	297,166

Income before taxes	984,044	516,485	1,236,893	330,434
Income taxes (benefit)	393,757	190,250	494,757	128,500

Net income	$590,287	$326,235	$742,136	$201,934

Average Shares of Common Stock - Basic	9,972,912	9,972,912	9,972,912	9,972,912

Average Shares of Common Stock - Diluted	10,098,205	10,407,492	10,156,354	10,425,158

Basic Income Per Share	$0.06	$0.03	$0.07	$0.02

Diluted Income Per Share	$0.06	$0.03	$0.07	$0.02

Net Income Plus:
Interest Expense	116,834	149,660	242,486	300,846
Income Taxes	393,757	190,250	494,757	128,500
Depreciation expense	428,819	515,500	875,886	838,913

EBITDA (a) (b)	$1,529,697	$1,181,645	$2,355,265	$1,470,193
EBITDA as a % of Sales (a) (b)	24%	26%	22%	19%

(a) EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b) EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors and Company analysts.